EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Lynda Ramsey, Vice President, Treasurer

503-992-4531

MERIX CORPORATION ANNOUNCES THAT CARLENE M. ELLIS WILL

NOT STAND FOR RE-ELECTION TO THE MERIX BOARD OF

DIRECTORS

FOREST GROVE, OR, July 19, 2006 - Merix Corporation (NASDAQ:MERX) a leading manufacturer of high technology printed circuit boards, announced today that Carlene M. Ellis has notified the Company that she has decided to not stand for re-election to the Merix Board of Directors at the Company’s 2006 Annual Meeting of Shareholders. Ms. Ellis has served on Merix’ Board of Directors since the time of the Company’s May 1994 initial public offering and will continue to serve through the Annual Meeting of Shareholders to be held in October 2006.

“I have thoroughly enjoyed my years on the Merix board” noted Ms. Ellis. “There have been many exciting times and I have had the privilege of working with many outstanding people. While it was not an easy decision, I simply felt it was the appropriate time to move off the board.”

“Merix Corporation appreciates the time, energy, wisdom and direction that Carlene has provided over the past twelve years. She has been an extraordinary asset to our company and we thank her for her significant contributions to Merix” stated Hollinger. “We will genuinely miss her counsel.”

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, automotive, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.